CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-195969 on Form S-8 of our report dated February 26, 2015 (September 1, 2015 as to the effects of the retrospective impact related to the acquisition of Delaware City Products Pipeline and Truck Rack as described in Note 1, the $350,000,000 senior secured notes issuance in Note 13, and the condensed consolidating financial statements in Note 14), relating to the consolidated financial statements of PBF Logistics LP and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to (1) the retrospective effect given for the Partnership’s acquisitions of the entities under common control and (2) the portion of the consolidated financial statements for the three years in the period ended December 31, 2014 attributed to PBF MLP Predecessor, Delaware City West Heavy Crude Unloading Rack, Toledo Storage Facility, and Delaware City Products Pipeline and Truck Rack being prepared from the separate records maintained by PBF Energy Inc. and subsidiaries which may not necessarily be indicative of the conditions that would have existed or results of operations if these entities had been operated as unaffiliated entities) appearing in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 1, 2015